Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 29, 2016 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Hertz Global Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in Amendment No. 5 to the Registration Statement on Form 10 of Hertz Rental Car Holding Company, Inc. dated June 2, 2016.

/s/ PricewaterhouseCoopers LLP

Miami, Florida
June 24, 2016